Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2011

FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Revenues Reach $147.3 Million (Including $33.9 Million From Renaissance Food Group, LLC (RFG) Sales) Versus $107.2 Million Last Year—a 37 Percent Increase

•	Net Income Equals $3.6 Million, or 0.25 Per Diluted Share

•	RFG Completes First Full Quarter as Wholly Owned Subsidiary; Strategic Acquisition Accretive to EPS

•	Calavo Foods Gross Margin, Excluding RFG Results, Improves to 23.9 Percent from Loss in Third Quarter

Full-Year Highlights Include:

•	Revenues Grow to $522.5 Million, a 31 Percent Increase from $398.4 Million in Fiscal 2010 (Including $56.7 Million from RFG Sales)

•	Net Income Totals $11.1 Million, Equal to $0.75 Per Diluted Share

•	Acquisition of RFG Strengthens Company in Value-Added Fresh Packaged Goods Category, Provides ‘Just-in-Time’ Delivery Platform, Enhances Product Innovation Capacity

•	CEO Cole Forecasts Record Fiscal 2012, Paced by Expansion of Fresh Avocados, Improved Gross Margins in Guacamole, Continued Rapid Growth of RFG Business and Unit Increases in Diversified Produce

SANTA PAULA, Calif. (Jan. 5, 2012)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported record revenues for the fiscal 2011 fourth quarter and full year. Despite sustained profitability, net income for the final quarter and fiscal 2011 were lower year-over-year due to a cyclically smaller supply of fresh avocados in the marketplace, as well as the resulting impact from higher Mexican fruit costs in the company’s Calavo Foods business segment.

Operating results for the most-recent quarter include those of Renaissance Food Group, LLC (RFG), which became part of the company on June 1, 2011. RFG’s results are included in the company’s Calavo Foods business segment. For the three months

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ended Oct. 31, 2011, net income totaled $3.6 million, equal to $0.25 per diluted share. This compares to net income in the final quarter last year of $4.8 million, or $0.32 per diluted share. Fourth-quarter revenues advanced 37 percent to $147.3 million from $107.2 million in the final period of fiscal 2010. (RFG sales accounted for $33.9 million of the revenue increase.) Gross margin narrowed to $13.4 million, or 9.1 percent of total revenues, from $14.3 million, equal to 13.3 percent of total revenues, in last year’s fourth quarter.

Net income for the fiscal year ended Oct. 31, 2011 was $11.1 million, equal to $0.75 per diluted share, on a 31 percent increase in revenues to $522.5 million. This compares to net income of $17.8 million, or $1.22 per diluted share, on revenues of $398.4 million reported in fiscal 2010. Gross margin in the most-recent year declined to $42.9 million, or 8.2 percent of total revenues, from $51.5 million, or 12.9 percent of revenues, in fiscal 2010.

Chairman, President and CEO Lee E. Cole said: “Calavo confronted stiff operating headwinds throughout fiscal 2011, resulting from a unique set of factors that included a smaller available avocado supply in the marketplace, as well as a freeze that limited availability of fresh tomatoes. The diminished avocado supply had a two-fold impact: it sharply increased the cost of fruit used in our prepared avocado products and hindered the company’s fresh avocado volumes impacting the company’s unit-driven business model.”

Cole continued: “Despite these challenges, Calavo completed arguably the most transformative year in its history with the accretive and strategic acquisition of RFG, while maintaining our strong leadership position in the growing avocado industry. Even given the tough yearly financial performance, Calavo continued to build a strong, successful long-term business focused on returning value to shareholders evidenced by the company distributing more than $8 million to shareholders in the form of our annual cash dividend.

“The most recent quarter represents the first full period of results including RFG, our largest transaction to date, and we are encouraged by the smooth integration with

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Calavo Foods and immediate accretion to net income. Through RFG, we substantially expand and accelerate the company’s presence in the fast-growing refrigerated fresh packaged goods category through an array of retail product lines for produce, deli, meat and food service departments. RFG experienced rapid year-over-year revenue growth through a product lineup that complements Calavo Foods legacy offerings and favorably positions Calavo in the promising fresh refrigerated food industry through a platform that allows us to offer ‘just-in-time’ delivery to retailers nationwide. Furthermore, as indication of RFG’s strong product-development capability, the fourth period saw the next-generation release of its already-successful Chef Essentials recipe-ready vegetables and introduction of the new Salad Essentials ‘topper’ innovation to the grocery trade.”

In Calavo’s Fresh business segment, fourth-quarter revenues totaled $102.3 million, an increase of nine percent from $93.8 million in the corresponding fiscal 2010 period, due primarily to significantly higher fresh avocado prices, as well as continued strong U.S. consumer demand. As a result principally of the aforementioned decline in available avocado supply, the company shipped approximately 3.0 million total Fresh units in the most recent quarter, a decrease of about 16 percent from 3.6 million units in last year’s fourth period. Fourth-quarter gross margin as a percentage of Fresh segment revenues totaled $7.9 million, or 7.7 percent of sales, versus $11.1 million, equal to 11.9 percent of Fresh sales, in the like period one-year earlier.

Calavo Foods business segment revenues grew 235 percent to $45.0 million from $13.4 million in last year’s fourth quarter. The revenue increase, equal to $31.6 million, is primarily attributable to the acquisition of RFG. Excluding sales contribution from the recently acquired company, Calavo Foods fourth-quarter revenues totaled $11.1 million, a decrease of $2.3 million from last year, owing primarily to the discontinuance of certain low-margin prepared avocado accounts. Segment gross margin dollars in the most recent quarter benefited from contribution by RFG, rising to $5.6 million, or 12.3 percent of Calavo Foods revenues, offset by lower prepared avocado sales and higher fruit costs. This compares with gross margin of $3.2 million, equal to 23.5 percent of Calavo Foods segment revenues, in the fourth quarter of fiscal 2010.

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Selling, general and administrative (SG&A) expense in the most-recent quarter equaled $7.0 million, which includes $1.9 million attributable directly to RFG operations. Excluding that figure, Calavo SG&A totaled $5.1 million, a decrease of 26 percent from $7.0 million in the fiscal 2010 final quarter. SG&A as a percentage of total revenues approximated 4.8 percent in the most recent quarter, a decrease of approximately 180 basis points from 6.6 percent in the fourth period of fiscal 2010. Fourth quarter SG&A as a percentage of gross margin totaled 52 percent versus 49 percent in the corresponding period last year.

The Outlook Ahead

With respect to fiscal 2012, CEO Cole said: “Calavo begins the year with considerable momentum behind it and the company’s respective business segments. We expect to benefit across the board from an expanding supply of fresh avocados, sharply improving gross margin in our fresh refrigerated guacamole products, a fast-growing RFG subsidiary and increasing unit volumes in diversified produce. As a result, I am extremely confident that in fiscal 2012 Calavo will surpass its existing full-year record for earnings per share of $1.22.

“Our core fresh avocado operations will see a larger available fruit supply driven by expanding crops from key sources including California, Mexico and Chile, as well as the addition of a new source from Peru. We forecast consumption this year to be approximately 1.4 billion pounds, up from the 1.2 billion pounds consumed in fiscal year 2011. We also continue to view the U.S. avocado market as early in its expansion phase owing to demographic shifts, increasing awareness of the healthful benefits of fresh avocados and approximately $45 million per year currently spent by the industry for promotion.

“Coupled with expected recovery in fresh tomato supply and paced by an expansion of sourcing programs, the diversified operations are anticipated to demonstrate a meaningful increase in gross margin as compared to fiscal 2011. Our

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business model will continue to realize gains from more produce moving through the company’s fixed-cost infrastructure,” Cole said.

Turning to the Calavo Foods segment, Cole stated that the company’s legacy portion, mainly its prepared avocado business which has been hamstrung in recent quarters by high fruit costs that have suppressed margins, will be a principal beneficiary of the anticipated large available supply in fiscal 2012. “With the projected ample fruit supply, we expect that gross margins in the prepared avocado product category will return to, if not surpass, historic levels,” the Calavo CEO said.

Cole continued: “RFG’s acquisition substantially reshaped our Calavo Foods business segment into a more complete fresh packaged foods enterprise. In the coming year, we expect to see continued fast growth of the recently introduced products, as well as continued expansion in RFG’s other offerings. In addition, we have already begun to see growth in Calavo Food’s legacy product portfolio by unlocking RFG’s just-in-time fulfillment capabilities to gain new customer placement.

“As point of note, Calavo is now a leader in three of the fastest-growing categories in the grocery store: avocados, fresh dips and fresh packaged foods. In combination with Calavo’s solid financial position, considerable operating resources, expertise and demonstrated achievement expanding its businesses, I am highly optimistic about the company’s prospects in fiscal 2012 and beyond,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands

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that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2010. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,774	$1,064
Accounts receivable, net of allowances of $2,285 (2011) and $1,372 (2010)	36,101	31,743
Inventories, net	17,787	14,831
Prepaid expenses and other current assets	6,220	8,424
Advances to suppliers	3,349	1,598
Income taxes receivable	3,111	1,816
Deferred income taxes	2,136	2,336

Total current assets	71,478	61,812
Property, plant, and equipment, net	47,091	41,059
Investment in Limoneira Company	29,991	34,986
Investment in unconsolidated entities	2,292	2,016
Goodwill	18,349	4,085
Other assets	16,122	6,240

	$185,323	$150,198

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$5,082	$11,208
Trade accounts payable	7,038	2,839
Accrued expenses	19,285	15,353
Short-term borrowings	17,860	8,150
Dividend payable	8,123	8,092
Current portion of long-term obligations	5,448	1,369

Total current liabilities	62,836	47,011
Long-term liabilities:
Long-term obligations, less current portion	18,244	6,089
Deferred income taxes	8,002	8,266

Total long-term liabilities	26,246	14,355
Commitments and contingencies
Noncontrolling interest	461	575
Total shareholders’ equity	95,780	88,257

	$185,323	$150,198

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2011	2010	2011	2010
Net sales	$147,349	$107,234	$522,529	$398,351
Cost of sales	133,917	92,940	479,668	346,821

Gross margin	13,432	14,294	42,861	51,530
Selling, general and administrative	7,033	7,035	24,527	23,168

Operating income	6,399	7,259	18,334	28,362
Interest expense	(297)	(190)	(1,016)	(834)
Other income, net	26	359	885	1,453

Income before provision for income taxes	6,128	7,428	18,203	28,981
Provision for income taxes	2,540	2,733	7,249	11,341

Net income	3,588	4,695	10,954	17,640
Add: Net loss attributable to noncontrolling interest	52	55	114	124

Net income attributable to Calavo Growers, Inc.	$3,640	$4,750	$11,068	$17,764

Calavo Growers, Inc.’s net income per share:
Basic	$0.25	$0.32	$0.75	$1.22

Diluted	$0.25	$0.32	$0.75	$1.22

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,769	14,710	14,743	14,610

Diluted	14,781	14,722	14,751	14,619

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

(in thousands, except per share amounts)

	Fresh products	Calavo Foods(1)	Total
	(All amounts are presented in thousands)
Year ended October 31, 2011(1)
Net sales	$420,658	$101,871	$522,529
Cost of sales	388,820	90,848	479,668

Gross margin	$31,838	$11,023	$42,861

Year ended October 31, 2010
Net sales	$348,052	$50,299	$398,351
Cost of sales	309,609	37,212	346,821

Gross margin	$38,443	$13,087	$51,530

(1)	Includes net sales and gross margin of $56.7 million and $4.3 million related to the recently acquired business RFG.

For fiscal years 2011, and 2010, inter-segment sales and cost of sales for Fresh products totaling $15.8 million, and $11.7 million were eliminated. For fiscal years 2011, and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $34.3 million, and $9.4 million were eliminated.

	Fresh products	Calavo Foods(1)	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2011(1)
Net sales	$102,317	$45,032	$147,349
Cost of sales	94,436	39,481	133,917

Gross margin	$7,881	$5,551	$13,432

Three months ended October 31, 2010
Net sales	$93,787	$13,447	$107,234
Cost of sales	82,649	10,291	92,940

Gross margin	$11,138	$3,156	$14,294

(1)	Includes net sales and gross margin of $33.9 million and $2.9 million related to the recently acquired business RFG.

For the three months ended October 31, 2011, and 2010, inter-segment sales and cost of sales for Fresh products totaling $4.1 million, and $2.1 million were eliminated. For fiscal years 2011, and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $16.3 million, and $2.5 million were eliminated.